Exhibit 3 (c) (1)

Sales Operations and General Agent Agreement

Please execute two copies of this Agreement by providing the signature of an authorized officer. Please retain one copy for your records.

Sales Operations and General Agent Agreement

AGREEMENT by and among Delaware Life Insurance Company (the Company), a Delaware corporation; Clarendon Insurance Agency, Inc. (the Distributor), a registered broker/dealer with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934 (the 1934 Act) and a member of the Financial Industry Regulatory Authority, Inc. (FINRA); Delaware Life Marketing LLC, an insurance agency affiliate of the Company and its master general agency (the Master Agency); and

(the Selling Broker/Dealer), also a registered broker/dealer with the SEC under the 1934 Act and a member of FINRA; and

(the General Agent), an insurance agency affiliate of Selling Broker/Dealer, as follows:

Witnesseth

WHEREAS, the Company is an insurance company issuing certain life insurance and annuity contracts;

WHEREAS, the Distributor acts as distributor for the Contracts that are registered under the federal securities laws (the SEC-Registered Contracts) and as distributor has the authority to authorize other broker/dealers to sell the SEC-Registered Contracts;

WHEREAS, the Master Agency is the principal master general agency for the Company as of January 1, 2019, and is authorized to act as such under the provisions of this Agreement related solely to Contracts that are not registered under federal securities laws ( the Fixed Contracts);

WHEREAS, the SEC-Registered Contracts and the Fixed Contracts (together, the Contracts) are described more particularly in the Compensation Schedule(s);

WHEREAS, General Agent is an insurance agent interested in selling such Contracts; and

WHEREAS, Selling Broker/Dealer is associated with General Agent, and together with General Agent is interested in selling SEC-Registered Contracts;

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

I. Representations, Warranties and Covenants.

A. By executing this Agreement, the Company, the Distributor, the Master Agency, the General Agent and the Selling Broker/Dealer (collectively, the Parties) make the following representations:

1.	Each Party has the requisite authority, and has taken and will continue to take all action necessary to execute, deliver and perform the obligations and duties set forth in this Agreement;

Sales Operations and General Agent Agreement

2. Each Party is authorized to execute this Agreement;

3. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, nor compliance with the terms and provisions hereof, will contravene or materially conflict with any provision of law, statute or regulation to which each Party is subject, or any judgment, license, order or permit applicable to each Party, or any agreement or instrument to which it is a party or by which it may be bound or subject, or, if applicable, violate any provision of its charter or bylaws;

4. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by each Party of this Agreement or to perform as contemplated hereunder;

5. Each Party is in compliance and will remain in compliance with all applicable state and federal laws, regulations, and interpretive guidance of governmental agencies or other regulatory bodies including self-regulatory organizations which are applicable to their respective businesses (collectively, Applicable Rules), or any cases of noncompliance would have no adverse effect upon the Party’s ability to execute, deliver and perform its obligations hereunder or result in liability of any kind to the other Parties or their affiliates. In addition, General Agent, Selling Broker-Dealer and their sub-agents appointed under this Agreement shall comply with (1) the Company’s policies and procedures related to the Contracts; and (2) the Master Agency’s policies and procedures related to the Fixed Contracts, if any, including any manuals, agency updates, instructions, and directions communicated to General Agent or Selling Broker/Dealer by the Company and the Master Agency. The Company and the Master Agency may amend or modify its policies and procedures at any time, in any manner, and without prior notice. Neither General Agent, Selling Broker/Dealer nor any of their sub-agents shall directly or indirectly provide as an inducement to any person to purchase a Contract, any rebate of premium or any inducement not specified in the Contract;

6. General Agent represents and warrants that it is a licensed life insurance agent, variable contract agent, or licensed as an agent of any other line of insurance as otherwise required in the states and jurisdictions where required to solicit applications for Contracts. General Agent shall, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which General Agent intends to perform its functions and fulfill its obligations hereunder. General Agent will notify the Company for SEC-Registered Contracts and the Master Agency for the Fixed Contracts immediately, in writing, if any of such licenses are terminated or suspended; will cease activities related to the Contracts as a result of such termination or suspension as required; and will take reasonable actions to reinstate such licenses;

7. The Master Agency represents and warrants that it is a licensed life insurance agent and shall be duly licensed at all times when performing its functions and fulfilling its obligations under this Agreement; and

8. Selling Broker/Dealer represents and warrants that it is a registered broker/dealer under the 1934 Act, a member in good standing of FINRA, and registered as a broker/dealer under state law to the extent necessary to perform under this Agreement. Selling Broker/Dealer shall, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker/dealer under the 1934 Act and in each state or other jurisdiction in which Selling Broker/Dealer intends to perform its functions and fulfill its obligations under this Agreement, and be a member in good standing of FINRA. Selling Broker/Dealer will notify the Company immediately, in writing, if such registration is terminated or suspended; will cease activities related to the SEC-Registered Contracts as a result of such termination or suspension as required; and will take all reasonable actions to reinstate such registration.

Sales Operations and General Agent Agreement

B. To the extent that Selling Broker/Dealer and/or General Agent intends to sell Contracts on the premises of, or through a relationship with, any federal or state chartered bank, thrift or savings and loan institution, or any federal or state chartered credit union (each, a Bank), Selling Broker/Dealer and General Agent shall act consistently with the requirements of applicable laws, rules, regulations and guidelines of any applicable regulatory authority that has jurisdiction over the Bank (Bank Guidelines). Without limiting the foregoing, Selling Broker/Dealer and General Agent shall ensure that all advertisement and sales literature used by Selling Broker/Dealer General Agent comply with Bank Guidelines. Bank Guidelines shall include, but not be limited to, The Interagency Statement on Retail Sales of Nondeposit Investment Products (“Interagency Statement”) issued jointly by the federal banking regulators, the Joint Interpretations on the Interagency Statement, the Insurance Consumer Protection regulations issued by the federal banking regulatory authorities under the Gramm-Leach-Bliley Act of 1999, and, for credit unions, Letter to Credit Unions No. 10-FCU-03 issued by the National Credit Union Administration. Selling Broker/Dealer and General Agent shall comply with any applicable state insurance laws that apply to the sale of Contracts on a Bank’s premises or through a Bank relationship.

II. Appointment of General Agent and Authorization of General Agent and Selling Broker/Dealer for Annuity Contracts

A. Appointment and Authorization

The Company hereby appoints General Agent to offer and procure applications for the Contracts, the Master Agency hereby authorizes General Agent to offer and procure applications for the Fixed Contracts and the Distributor hereby authorizes Selling Broker/Dealer to offer and procure applications for the SEC-Registered Contracts. It is understood and agreed that, when offering SEC-Registered Contracts, Selling Broker/Dealer and General Agent shall act jointly in order to comply with and fulfill all applicable regulatory requirements, but that General Agent alone (and not Selling Broker/Dealer) shall be permitted to offer the Fixed Contracts.

The General Agent understands and acknowledges that the Master Agency will be entitled to receive compensation payments from the Company related to the Fixed Contracts pursuant to applications procured by General Agent, and that General Agent will be entitled to receive commission payments from the Master Agency only (and not from the Company), pursuant to Compensation Schedules developed, maintained and provided to General Agent from time to time by the Master Agency (“Compensation Schedules”), as further described in Section VI of this Agreement.

B. Scope of Appointment and Authorization

The appointment and authorization provided by this Agreement shall extend to all jurisdictions in the United States in which (a) General Agent, Selling Broker/Dealer and their respective representatives are duly qualified, licensed and registered to offer the Contracts and (b) the Company is qualified to offer and issue the Contracts. The Company reserves the right in its sole discretion and without notice to suspend sales of any Contracts hereunder or to amend any policies or contracts evidencing such Contracts. The Master Agency may, by notice to General Agent, require General Agent to cause any sub-agent to cease any solicitation or sales of the Fixed Contracts.

C. General Agent as Selling Broker/Dealer

If General Agent and Selling Broker/Dealer are the same person or legal entity, such person or legal entity shall have the rights and obligations of both General Agent and Selling Broker/Dealer under this Agreement, and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

Sales Operations and General Agent Agreement

III. Authority and Duties of General Agent and Selling Broker/Dealer

A.	Appointment of Sub-Agents

1. General Agent is authorized to recommend sub-agents for appointment with the Company to solicit sales of the Contracts under this Agreement. General Agent warrants that it and all sub-agents it recommends for appointment with the Company pursuant to this Agreement shall: (a) be duly licensed to sell the Contracts under the insurance laws of the jurisdictions where General Agent and all sub-agents propose to offer the Contracts; and (b) offer the Contracts only in jurisdictions where the Company is duly authorized to conduct business. In connection with any recommendation of a sub-agent, General Agent and Selling Broker/Dealer agree to provide the certifications and fulfill all other requirements set forth in the General Letter of Recommendation attached to this Agreement as Exhibit A.

2. The appointment of any sub-agent is subject to the approval of the Company, and the Company reserves the right to refuse the appointment of any sub-agent recommended by General Agent. The Company may, by notice to General Agent: (a) require General Agent to cause any sub-agent to cease any solicitation or sales of the Contracts; (b) terminate, or require General Agent to cancel, the appointment of any sub-agent; or (c) refuse to renew the appointment of any sub-agent. The appointment of any sub-agent is subject to the approval of the Company, and the Company reserves the right to refuse the appointment of any sub-agent recommended by General Agent.

3. General Agent is responsible for the preparation and submission of the proper appointment and licensing forms for its sub-agents appointed under this Agreement and for ensuring that all sales personnel are appropriately licensed under all applicable insurance laws. General Agent shall notify the Company promptly if any sub-agent appointed under this Agreement ceases to hold the requisite insurance licenses for the Contracts. General Agent shall notify the Master Agency promptly if any sub-agent appointed under this Agreement ceases to hold the requisite insurance licenses for Fixed Contracts.

4. General Agent will pay all fees to state insurance regulatory authorities in connection with obtaining and renewing necessary licenses for sub-agents appointed under this Agreement. The Company will pay all appointment fees to such regulatory authorities in connection with the initial appointment of sub-agents who already possess necessary licenses.

5. Before a sub-agent is permitted to sell the Contracts, General Agent and Selling Broker/Dealer shall have entered into an agreement pursuant to which the sub-agent will be contracted as a sub-agent of General Agent and a registered representative of Selling Broker/Dealer (an Agency Agreement). Such Agency Agreement shall provide that: (a) the sub-agent’s selling activities relating to the Contracts will be under the supervision and control of General Agent; (b) the sub-agent’s selling activities relating to the SEC-Registered Contracts will be under the supervision and control of Selling Broker/Dealer; and (c) the sub-agent’s right to continue to sell Contracts is subject to such sub-agent’s continued compliance with such Agency Agreement and applicable supervisory rules and procedures established from time to time by General Agent or Selling Broker/Dealer. Such Agency Agreement shall also provide for control over business records consistent with the requirements of federal securities laws, including, without limitation, Rules 17 a-3 and 17a-4 under the 1934 Act.

6. In the event a sub-agent fails or refuses to submit to supervision of General Agent or Selling Broker/Dealer in accordance with this Agreement, or otherwise fails to meet the rules and standards imposed by General Agent and Selling Broker/Dealer on their sub-agents, including those imposed by Selling Broker/Dealer on its registered representatives, General Agent or Selling Broker/Dealer shall immediately notify Company for the SEC-Registered Contracts and the Master Agency for the Fixed

Sales Operations and General Agent Agreement

Contracts. The General Agent or Selling Broker-Dealer shall immediately notify such sub-agent that such sub-agent is no longer authorized to sell the Contracts, and General Agent and Selling Broker/Dealer shall take whatever additional action may be necessary to terminate the sales activities of such sub-agent relating to the Contracts.

B. Supervision and Training of Sub-Agents

General Agent shall supervise any sub-agents appointed to solicit sales of the Contracts under this Agreement and General Agent shall be responsible for all acts and omissions of each sub-agent within the scope of his or her agency appointment at all times. General Agent shall exercise all responsibilities required by Applicable Rules other than those responsibilities which under applicable securities laws are the responsibilities of Selling Broker/Dealer; provided however, that Selling Broker/Dealer shall continue to have full responsibility under applicable securities laws for such sub-agents in their capacity as registered representatives including, without limitation, training and supervisory duties over such sub-agents.

General Agent shall ensure that all of its sub-agents complete all required training with respect to the sale of the Contracts, including any training required by the Company or the Master Agency to comply with Applicable Rules requiring training as part of an anti-money laundering program under the USA Patriot Act and the Bank Secrecy Act, or under the NAIC’s Suitability in Annuity Transactions Model Regulation, including but not limited to the product specific training requirements thereunder.

Nothing contained in this Agreement or otherwise shall be deemed to make any sub-agent recommended by General Agent for appointment with the Company an employee or agent of the Company, the Distributor or the Master Agency. As among the Parties, the Company, the Distributor, and the Master Agency shall not have any responsibility for the training and supervision of any sub-agents or employees of General Agent and/or Selling Broker/Dealer. If the act or omission of a sub-agent, employee, or affiliate of General Agent and/or Selling Broker/Dealer is the proximate cause of any claim, damage or liability to the Company, the Distributor or the Master Agency (including reasonable attorneys’ fees), General Agent and Selling Broker/Dealer shall be responsible and liable, jointly and severally, therefor.

C. Compliance with Applicable Rules

General Agent and Selling Broker/Dealer will fully comply with all Applicable Rules. The Company, the Distributor, and the Master Agency expressly reserve the right to establish such administrative policies and procedures as they deem necessary or appropriate to achieve compliance with all Applicable Rules and to cause diligent supervision by Selling Broker/Dealer of the securities activities of the sub-agents, including without limitation maintenance of books and records, and supervision of sales practices generally. General Agent and Selling Broker/Dealer further represent and warrant to the Company, the Distributor and the Master Agency that they have policies and procedures in place reasonably designed to comply with Applicable Rules. Upon request by the Company or the Master Agency, General Agent and Selling Broker/Dealer shall furnish such appropriate records as may be necessary to establish their compliance with Applicable Rules.

IV. Authority and Duties of Selling Broker/Dealer

Selling Broker/Dealer agrees that it has full legal responsibility for the training and supervision of all persons, including sub-agents, associated with Selling Broker/Dealer who are engaged directly or indirectly in the offer or sale of such of the SEC-Registered Contracts and that all such persons shall be subject to the control of Selling Broker/Dealer with respect to such persons’ securities regulated activities in connection with such SEC-Registered Contracts. Selling Broker/Dealer will cause the sub-agents, in their capacity as registered representatives to be trained in the sale of the SEC-Registered Contracts; will use its best efforts to cause such sub-agents to qualify under applicable federal and state laws to engage in

Sales Operations and General Agent Agreement

the sale of the SEC-Registered Contracts; and will cause such sub-agents to be registered representatives of Selling Broker/Dealer before such sub-agents engage in the solicitation of any SEC-Registered Contract. Selling Broker/Dealer shall notify the Distributor promptly if any sub-agent appointed under this Agreement ceases to be a registered representative of Selling Broker/Dealer.

V. Selling and Servicing the Contracts: Authority and Duties of Selling Broker/Dealer and General Agent

A. Securing Applications and Payments

All applications for the Contracts shall be made on application forms supplied by the Company, and all payments collected by General Agent, Selling Broker/Dealer or any sub-agent shall be remitted promptly in full, together with such application forms and any other required documentation, directly to the Company at the address indicated on the application or to such other address as the Company may, from time to time, designate in writing. Checks in payment on any Contract shall be drawn to the order of the Company. All applications are subject to acceptance or rejection by the Company at its sole discretion.

B. Sales Promotion Material, Advertising, and Prospectuses

Neither General Agent, Selling Broker/Dealer nor any of their sub-agents shall print, publish or distribute any advertisement, circular, or any other written or electronic document relating to the Contracts, the Company, the Distributor, the Master Agency or their affiliates unless such document has been approved in writing by the Company, the Master Agency, and, as necessary or appropriate, by the Distributor, FINRA and/or the SEC. Upon request, Selling Broker/Dealer shall supply the Distributor and the Company with a copy of any FINRA and/or SEC review letter received by Selling Broker/Dealer.

Selling Broker/Dealer shall be provided, at no expense to Selling Broker/Dealer, with prospectuses relating to the SEC-Registered Contracts and such other material as the Distributor determines to be necessary or desirable for use in connection with sales of the SEC-Registered Contracts. General Agent and Selling Broker/Dealer shall be provided with such other material as the Company, the Distributor, or the Master Agency determine necessary or desirable for use in connection with sales of the Contracts.

The General Agent shall be provided, at no expense to General Agent, with sales material as the Master Agency determines to be necessary or desirable for use in connection with sales of the Fixed Contracts.

Neither General Agent, Selling Broker/Dealer, nor any of their sub-agents shall make any material representations relating to the Contracts, other than those contained in the relevant prospectus or registration statement, as amended, for any SEC-Registered Contract, or in sales promotion materials or other materials approved by the Company, the Master Agency, as applicable, and, as necessary or appropriate, the Distributor, FINRA and/or the SEC in accordance with the provisions of this section.

C. Suitability

The Parties hereby also expressly confirm that “suitability” requirements, whether arising from federal securities law (including FINRA) or state insurance law, shall be, respectively, the compliance responsibility of Selling Broker/Dealer and General Agent within their respective supervisory responsibilities as more particularly set forth in this Agreement; and, in connection therewith, Selling Broker/Dealer and General Agent hereby represent to the Company, the Distributor and the Master Agency that no recommendation shall be made by them (or any sub-agent under their supervision) to any applicant to purchase a Contract unless they have reasonable grounds to believe that the purchase of such Contract is suitable for that applicant, after reasonable inquiry of the applicant concerning such relevant matters as the applicant’s insurance and investment objectives, financial situation, and needs, together with such other relevant information as may be required under Applicable Rules, by the Company or the Master Agency from time to time. General Agent and Selling Broker/Dealer shall furnish to the

Sales Operations and General Agent Agreement

Company and Master Agency, such appropriate records or documents as the Company, the Distributor or the Master Agency, may request that evidence compliance with this paragraph, including client profiles and verification certificates in a form satisfactory to the Company, the Distributor and the Master Agency. The Parties understand and agree that the standard of conduct owed by Selling Broker/Dealer and General Agent related to the Contracts is subject to regulatory change over time. It is the intent of the Parties that Selling Broker/Dealer and General Agent shall comply with any standard of conduct applicable to its recommendation or advice provided to customers related to the Contracts.

D. Money Received by General Agent, Selling Broker/Dealer and Sub-Agents

All money payable in connection with any of the Contracts, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any Contract owner or anyone else having an interest in a Contract is the property of the Company, and shall be transmitted promptly in accordance with the administrative procedures of the Company without any deduction or offset for any reason, including without limitation any deduction or offset for compensation claimed by General Agent, Selling Broker/Dealer or any of their sub-agents.

VI. Compensation

A. Commissions

Commissions will be paid in accordance with the Compensation Schedule that accompanies this Agreement or any subsequent amendments thereto. The Compensation Schedule is hereby attached to and made a part of this Agreement. Commissions payable to Selling Broker/Dealer, General Agent or any of their sub-agents in connection with the Contracts shall be paid to the person(s) entitled thereto through Selling Broker/Dealer or General Agent or as otherwise required by law. To the extent that the compensation payable from any SEC-Registered Contracts is paid to General Agent, General Agent and Selling Broker/Dealer shall have in place a written agreement with respect to such payments that is in compliance with the SEC no-action letter authority that provides relief for the payment of such compensation to an entity that is not registered as a broker/dealer. Payment for the sale of SEC-Registered Contracts shall be made by the Company in its own right or on behalf of the Distributor. Payment for the sale of Fixed Contracts shall be made by the Master Agency in accordance with the Compensation Schedule (s). Commissions will be paid as a percentage of Contract premiums or purchase payments (collectively, Contract Payments) received and accepted by the Company for Contracts sold by Selling Broker/Dealer, General Agent, or any of their sub-agents.

The Company has the right to charge back any commissions related to the SEC-Registered Contracts under the conditions stated in the Compensation Schedule. The Company also reserves the right to charge back commissions in the event a SEC-Registered Contract is revoked or a SEC-Registered Contract Payment is refunded for any reason. In addition, the Company may, for any reason, offset any amount owed to the Company or the Distributor against any monies now or hereafter accruing for the benefit of Selling Broker/Dealer, General Agent, or any of their sub-agents.

The Master Agency has the right to charge back any commissions related to the Fixed Contracts under the conditions stated in the Compensation Schedule. The Master Agency also reserves the right to charge back commissions in the event a Fixed Contract is revoked or a Contract Payment is refunded for any reason. In addition, the Master Agency may, for any reason, offset any amount owed to the Master Agency against any monies now or hereafter accruing for the benefit of the General Agent, or any of their sub-agents.

Sales Operations and General Agent Agreement

Upon termination of this Agreement, all compensation to the Selling Broker/Dealer and General Agent hereunder shall cease; provided, however, that any commissions earned by Selling Broker-Dealer, General Agent or their sub-agents but not paid prior to termination of this Agreement will still be due, subject to the Company’s and Master Agency’s rights under this Agreement to charge back commissions and offset any amounts owed to the Company, the Distributor or the Master Agency.

The Company and the Master Agency reserve the right not to pay compensation on a Contract for which the Contract Payment consists in whole or in part of the loan or surrender value of any other life insurance policy or annuity contract issued by the Company or any of its direct or indirect affiliates.

B. Portability of Contract Owner Accounts

Contract owners who have purchased Contracts from sub-agents of General Agent and/or Selling Broker/Dealer may on occasion request that the Company terminate the agent of record status with respect to General Agent and/or Selling Broker/Dealer. These requests may arise, for example, when a registered representative terminates his or her relationship with Selling Broker/Dealer and registers with a new broker/dealer firm, and a particular Contract owner elects to have that registered representative continue to service the Contract as agent of record.

The Company will, subject to certain conditions, agree to such Contract Owner requests to terminate the agent of record status with respect to General Agent and/or Selling Broker/Dealer. Specifically, the Company will agree to implement a Contract owner’s termination and change of general agent or broker/dealer request provided that: (1) any necessary sales agreement is in place among the Company, the Distributor, and the new firm; and (2) the Contract owner makes the request in writing. If the agent of record status is terminated with respect to General Agent and/or Selling Broker/Dealer upon request of a Contract owner, the Company shall pay no further service fees or compensation to General Agent or Selling Broker/Dealer on any Contract Payments for such owner’s Contracts.

In addition, the Company may consent to a transfer of Contract owner accounts to a new broker/dealer firm, provided any necessary sales agreement is in place, where: (1) both the Selling Broker/Dealer and the new broker/dealer in a joint writing direct the Company and the Distributor to transfer all Contracts and future compensation related thereto to the new broker/dealer; or (2) FINRA approves and effects a bulk transfer of all representatives to a new broker/dealer firm.

C. Amendment of Schedules

The Company or the Master Agency may amend the Compensation Schedule upon at least ten (10) days prior written notice to Selling Broker/Dealer and General Agent, which shall be deemed received by Selling Broker/Dealer and General Agent on the earlier of actual receipt or ten (10) days after mailing or transmission. Any such amendment shall apply to compensation payable for Contracts issued on the basis of applications received by the Company on or after the effective date of the amended Compensation Schedule.

D. Prohibition Against Rebates

If Selling Broker/Dealer, General Agent or any of their sub-agents shall rebate or offer to rebate all or any part of a Contract Payment, or if Selling Broker/Dealer, General Agent or any of their sub-agents shall withhold any Contract Payment, the same may be grounds for termination of this Agreement by the Company. If Selling Broker/Dealer, General Agent or any of their sub-agents shall at any time induce or endeavor to induce any SEC-Registered Contract owner to discontinue Contract Payments or to relinquish any SEC-Registered Contract except under circumstances where there is reasonable grounds for believing the SEC-Registered Contract is not suitable for such SEC-Registered Contract owner, the Company reserves the right to cease and terminate any and all compensation to Selling Broker/Dealer and General Agent related to that SEC-Registered Contract. Likewise, if General Agent or any of its sub-agents shall at any time induce or endeavor to induce any Fixed Contract owner to discontinue Contract Payments or to relinquish any Fixed Contract except under circumstances where there is reasonable grounds for believing the Fixed Contract is not suitable for such Fixed Contract owner, the Master Agency reserves the right to cease and terminate any and all compensation to General Agent related to that Fixed Contract.

Sales Operations and General Agent Agreement

E. Indebtedness

Nothing in this Agreement shall be construed as giving Selling Broker/Dealer or General Agent the right to incur any indebtedness on behalf of the Company, the Distributor or the Master Agency.

VII. Confidentiality

A. Confidential Information.    The Parties acknowledge that, in the performance of this Agreement, they receive or have access to information about customers and other proprietary information of the other parties, including names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and financial and health information, as well as all forms and types of financial, business, technical, or economic information, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing (Confidential Information). Confidential Information includes among other things: “Health Information,” which shall be defined as information including demographic information relating to past, present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present, or future payment for the provision of health care to an individual, which identifies the individual or for which there is a reasonable basis to believe the information can be used to identify the individual; and (ii) “Financial Information,” which shall be defined as personally identifiable financial information and any list, description or other grouping of individuals that is derived using any personally identifiable financial information other than publicly available information about any policyholder or contract owner.

Confidential Information excludes information that (1) is independently developed by a Party without violating the disclosing Party’s proprietary rights; (2) is or becomes publicly known (other than through unauthorized disclosure); (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality; (4) is already known by a Party, as evidenced by the written records of that Party, free of an obligation of confidentiality other than pursuant to this Agreement, or (5) is rightfully received by a Party free of any obligation of confidentiality.

B. Use. The Parties may use Confidential Information in connection with this Agreement and may not disclose Confidential Information to any third party except as permitted by the Gramm-Leach-Bliley Act, other applicable federal and state laws and regulations regarding privacy, this Agreement or as otherwise agreed to in writing by the Parties hereto. The Parties may disclose Confidential Information to their respective employees, agents and third-party service providers (1) who are involved in the issuance, administration, maintenance, or servicing of a Contract owner’s account; or (2) otherwise on a need-to-know basis, provided that, in each case, they have first have been adequately apprised and/or trained to observe this confidentiality. The Parties will take reasonable steps to protect the Confidential Information, applying at least the same security measures and level of care as they employ to protect their own Confidential Information. If a Party is compelled by Applicable Rules to disclose any Confidential Information, the Party so compelled must promptly notify, in writing, the party whose Confidential Information is being disclosed before disclosing such Confidential Information so that such other party is afforded the opportunity to seek relief from such disclosure or to limit the scope of the disclosure.

Sales Operations and General Agent Agreement

C. Information Security. Each Party agrees to comply with all applicable federal, state, and local laws and regulations related to privacy, including Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act, and cybersecurity, including the National Association of Insurance Commissioners’ Insurance Data Security Model Law, as adopted by the states. General Agent or Selling Broker/Dealer shall notify the Company promptly upon any breach of Confidential Information or cybersecurity event involving Confidential Information. Each Party represents and warrants that it has implemented and currently maintains, and, during the term of this Agreement, will continue to monitor and maintain an effective written information security program to protect Confidential Information, which program includes administrative, technical, and physical safeguards to: (1) to ensure the security and confidentiality of Confidential Information; (2) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and (3) protect against unauthorized access to, use, or disclosure, or collection of Confidential Information which could result in substantial harm or inconvenience to the other Parties or their affiliates, or customers. Each Party agrees to be responsible for training their personnel and sub-agents that may have a legitimate business need to access Confidential Information on such written policies and procedures.

D. Injunctive Relief. The Parties acknowledge that the unauthorized disclosure of Confidential Information is likely to cause irreparable injury to the disclosing Party and that, in the event of a violation or threatened violation of a Party’s obligations hereunder, the disclosing Party shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

E. Information Received in Error. If Confidential Information, which is not necessary for the purposes of this Agreement, is received by one Party from another Party in error, the other Party shall promptly return the original and destroy all copies of the same and/or destroy or certify in writing to the requesting party that the Confidential Information has been destroyed.

F. Use upon Termination. At the termination of this Agreement, or in the event a Party makes a request for the return of its Confidential Information, the other Parties will promptly return the original and all copies of same, or certify in writing to the requesting Party that the Confidential Information has been destroyed; provided however, that each Party shall retain any Confidential Information in its possession that is necessary to service its customers or as required by state and federal laws and regulations.

VIII. General Provisions

A. Waiver

Failure of any Party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B. Independent Contractors

The Company, the Distributor and the Master Agency are independent contractors with respect to both Selling Broker/Dealer and General Agent. Selling Broker/Dealer, General Agent, and their sub-agents are independent contractors with respect to the Company, the Distributor and the Master Agency.

C. Limitations

No Party other than the Company shall have the authority on behalf of the Company to: (1) make, alter, or discharge any Contract; (2) waive any forfeiture; (3) grant or permit an extension of time for making any Contract Payment; (4) guarantee dividends; (5) alter the forms which the Company may prescribe or substitute other forms in place of those prescribed by the Company; (6) bind the Company in any way; or (7) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company.

Sales Operations and General Agent Agreement

D. Fidelity Bond and Insurance Coverages

General Agent and Selling Broker/Dealer represent that all their directors, officers, employees, representatives and/or sub-agents who are appointed pursuant to this Agreement or who have access to funds of the Company, including but not limited to, funds submitted with Contract applications, or funds being returned to Contract owners, are and shall be covered by a blanket fidelity bond, including coverage for larceny, embezzlement or any other defalcation, issued by a reputable bonding company. This bond shall be maintained by General Agent and Selling Broker/Dealer at their expense. Such bond shall be at least of the form, type, and amount required of Selling Broker/Dealer under the FINRA Rules, endorsed to extend coverage to General Agent’s life insurance and fixed annuity transactions. For as long as this Agreement is in effect, General Agent and Selling Broker/Dealer shall also maintain errors and omissions insurance acceptable to the Company and covering their sub-agents. The Company may require evidence, satisfactory to it, that such coverages are in force. General Agent shall give prompt written notice to the Company of any notice of cancellation or change of coverage.

General Agent and Selling Broker/Dealer hereby assign any proceeds received from a fidelity bonding company, errors and omissions or other liability coverage to the Company, the Distributor and/or the Master Agency, as applicable, to the extent of their losses due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, General Agent and/or Selling Broker/Dealer shall be jointly and severally responsible for promptly paying such amount on demand. General Agent and Selling Broker/Dealer hereby indemnify and hold harmless the Company, the Distributor and the Master Agency from any such deficiency and from the costs of collection thereof, including reasonable attorneys’ fees.

E. Entire Agreement, Assignment

This Agreement constitutes the sole and entire understanding of the Parties, and supersedes all prior agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof and thereof. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns provided that neither Selling Broker/Dealer nor General Agent may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, the Distributor, and the Master Agency which shall not be unreasonably withheld.

F. Notices

All notices or communications shall be sent to the address shown in sub paragraph VIII.M. of this Agreement or to such other address as the Party may request by giving written notice to the other Parties.

G. Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

H. Amendment of Agreement

The Company reserves the right to amend this Agreement at any time upon notice to the Master Agency, Selling Broker/Dealer and General Agent. Submission of a Contract application by Selling Broker/Dealer or General Agent after the Company’s provision of such notice shall constitute their agreement to any such amendment.

Sales Operations and General Agent Agreement

I. Inspection of Books and Records

Upon reasonable request of the Company, the Distributor or the Master Agency, the General Agent and Selling Broker/Dealer hereby agree to make available, for inspection and audit, their respective files, books, records and all other documents, including material described in Rule 17a-3 and 17a-4 under the 1934 Act, which relate, directly or indirectly, to the Contracts.

J. Complaints and Investigations

Any complaints received by any Party in connection with the Contracts shall be recorded in the appropriate customer complaint file. All such complaints shall be reflected, as appropriate, in records and reports filed with FINRA.

The Company, the Distributor, the Master Agency, Selling Broker/Dealer, and General Agent agree to cooperate in the investigation of customer complaints, and insurance regulatory investigations or proceedings arising in connection with the Contracts distributed under this Agreement. The Parties further agree to cooperate in any securities regulatory investigation or proceeding with respect to the Company, the Distributor, the Master Agency, Selling Broker/Dealer, or General Agent, and their affiliates, agents, and representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement.

Without limiting the foregoing:

1. Selling Broker/Dealer or General Agent will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding received by the Company, the Distributor or the Master Agency with respect to Selling Broker/Dealer, General Agent or any of their sub-agents.

2. Selling Broker/Dealer and General Agent will promptly notify the Company, the Distributor and the Master Agency of any customer complaint or notice of any regulatory investigation or proceeding received by Selling Broker/Dealer, General Agent, or their affiliates with respect to Selling Broker/Dealer, General Agent or any of their sub-agent in connection with any Contracts distributed under this Agreement or any activity in connection with any such Contracts.

K. Indemnification

1. The Company shall indemnify, defend and hold harmless General Agent and Selling Broker/Dealer and their affiliates including, but not limited to, their directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all losses, expenses, claims, lawsuits, proceedings, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) (each a Claim, or collectively Claims) to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Contracts or the services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the Company, the Distributor or their employees or representatives, including but not limited to independent contractors (who are not parties to this Agreement) engaged by the Company or the Distributor to perform any of its duties under this Agreement, (ii) any breach by the Company or the Distributor of any of its representations, or obligations under this Agreement, or (iii) any violation of Applicable Rules by the Company or the Distributor.

2. The Master Agency shall indemnify, defend and hold harmless General Agent and their affiliates including, but not limited to, their directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all Claims to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Fixed Contracts or the services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the Master Agency or their employees or representatives,

Sales Operations and General Agent Agreement

including but not limited to independent contractors (who are not parties to this Agreement) engaged by the Master Agency to perform any of its duties under this Agreement, (ii) any breach by the Master Agency of any of its representations, or obligations under this Agreement, or (iii) any violation of Applicable Rules by the Master Agency.

3. General Agent and Selling Broker/Dealer, jointly and severally, shall indemnify, defend and hold harmless the Company, the Distributor, the Master Agency and their affiliates including, but not limited to, their directors, officers, partners, associates, agents, employees, attorneys and representative of any of the foregoing, from and against any and all Claims to a third party which result from, arise out of or are based upon any allegation in connection with this Agreement, or the Contracts or the services provided hereunder involving: (i) any negligence, error, omission, misconduct or other unauthorized act by the General Agent, Selling Broker/Dealer or their sub-agents, employees or representatives, including but not limited to independent contractors (who are not parties to this Agreement) engaged by General Agent or Selling Broker/Dealer to perform any of their duties under this Agreement, (ii) any breach by the General Agent, Selling Broker/Dealer or any of their sub-agents of any of its representations, or obligations under this Agreement, or (iii) any violation of Applicable Rules by the General Agent, Selling Broker/Dealer or any of their sub-agents. Without limiting the indemnity provided in this Agreement, in the event a Contract owner makes a claim regarding a violation of sales practice or suitability obligation or breach of a purported duty owed by the Company, the Distributor or the Master Agency and such claim asserts a violation of any sales practice or suitability or other obligation owed by General Agent or Selling Broker/Dealer to a Contract owner, General Agent and Selling Broker/Dealer shall indemnify the Company, the Distributor and the Master Agency in accordance with the provisions set forth in this Agreement.

4. If any third party makes a claim that is covered by this Section and the Party seeking indemnification (Indemnitee) intends to seek indemnification from the Party that owes indemnification obligations (Indemnitor), the Indemnitee shall provide prompt written request for indemnification under this Section (the Claims Notice) to the Indemnitor and the Indemnitor shall provide a written acceptance or rejection of such request within ten (10) business days after its receipt of the Claim Notice. If the Indemnitor fails to respond to the Claims Notice within such ten-day period, or refuses to defend the claim as required by this Section, the Indemnitee may resist the claim and/or settle or otherwise pay the claim; provided, however, that the Indemnitee shall advise the Indemnitor of its intent to settle or pay the claim prior to doing so. The Indemnitor shall pay all fees and costs incurred by the Indemnitee arising out of or relating to that defense and any such settlement or payment.

L. Term and Termination

This Agreement shall be effective as of the effective date set forth below and shall remain in effect unless terminated in accordance with the provisions of this section.

1. Voluntary Termination. This Agreement may be terminated, without cause, by any Party upon thirty (30) days prior written notice to the other parties.

2. Immediate Termination. In addition, this Agreement may be terminated immediately upon written notice, at any Party’s sole discretion, upon the filing of a petition in bankruptcy or for reorganization by another Party, or in the event of conviction of General Agent, Selling Broker/Dealer, or any of their principal officers of a felony or of violation of federal laws or regulations or the insurance laws or regulations of any jurisdiction or of any law which violation reflects adversely upon the honesty and integrity of General Agent, Selling Broker/Dealer or any of their principal officers, whether or not classified as a felony.

Sales Operations and General Agent Agreement

3. Automatic Termination. This Agreement shall terminate without further action on the part of any Party under the following circumstances:

a. a material breach of a provision of this Agreement by General Agent, Selling Broker/Dealer, or their sub-agents, or a failure by General Agent, Selling Broker/Dealer or their sub-agents to timely and fully comply with the Company’s or the Master Agency’s directives, rules, regulations or manuals. Under such circumstances, the Company or the Master Agency shall provide written notice of the breach or failure to General Agent or Selling Broker/Dealer, and termination shall be effective automatically if the breach or failure is not corrected within five (5) business days of General Agent’s or Selling Broker/Dealer’s receipt of such notice. Such a breach or failure may occur, by way of example and without limitation, in the event that General Agent, Selling Broker/Dealer, or any of their sub-agents: (1) misapplies, misdirects or misappropriates Contract Payments or other funds received under this Agreement, (2) fails to remit promptly Contract Payments or other funds due to the Company or any Contract owner; (3) endeavors to induce agents of the Company or the Master Agency to leave their service or systematically induces Contract owners of the Company to relinquish their Contracts; or (4) materially prejudices the interest of the Company or the Master Agency or commits a fraud on the Company or the Master Agency; or

b. the suspension, revocation or non-renewal of any then required insurance license of General Agent or Selling Broker/Dealer, if applicable.

4. Compensation Upon Termination. If this Agreement is terminated pursuant to paragraph 3, above, the rights of General Agent, Selling Broker/Dealer, and any of their sub-agents to receive compensation that is due and payable on or after the termination date pursuant to any Compensation Schedule shall immediately cease.

5. Good Faith. The Parties agree to cooperate in good faith to promptly resolve any outstanding administrative or payment issues following the termination of this Agreement.

6. Survival of Provisions Post-Termination. Upon termination of this Agreement, all authorizations, rights and obligation under this Agreement shall terminate and cease to be in effect, except for the following provisions: Section V. (Selling and Servicing the Contracts: Authority and Duties of Selling Broker/Dealer and General Agent), Section VI. (Compensation) and related Compensation Schedules, VI.D. (Prohibition Against Rebates), and VI.E. (Indebtedness), Section VIII.D. (Fidelity Bond and Insurance Coverages), Section VIII.E. (Entire Agreement, Assignment), Section VIII.G. (Governing Law). Section VIII.I. (Inspection of Books and Records), Section VIII.J. (Complaints and Investigations), Section VIII.K. (Indemnification), and Section VIII.L. (Term and Termination) with respect to subsections VIII.L.4. (Compensation Upon Termination) and VIII.L.5. (Good Faith).

M. Effective Date, Address for Notices, Signature

This Agreement shall be effective as of _____________________ [date to be filled in by the Company]. In the space provided below, each Party has set forth its address for receiving notices under this Agreement. In witness of the foregoing, the Parties have executed this Agreement in duplicate.

The Company: Delaware Life Insurance Company

Attn: Operations

5801SW 6th Avenue

Mail Zone 581

Topeka, KS 66636

Sales Operations and General Agent Agreement

Print Name and Title of Authorized Officer:

Signature and Title of Authorized Officer	Date (mm/dd/yy)

The Distributor: Clarendon Insurance Agency, Inc.

Attn: Law Department

1601 Trapelo Road, Suite 30

Waltham, MA 02451

Print Name and Title of Authorized Officer:

Signature and Title of Authorized Officer	Date (mm/dd/yy)

The Master Agency: Delaware Life Marketing, LLC

Attn: Law Department

1601 Trapelo Road, Suite 30

Waltham, MA 02451

Print Name and Title of Authorized Officer:

Signature and Title of Authorized Officer	Date (mm/dd/yy)

General Agent:

Address:

Tax ID Number	Business Phone Number

Sales Operations and General Agent Agreement

Print Name and Title of Authorized Officer:

Signature and Title of Authorized Officer	Date (mm/dd/yy)

Selling Broker/Dealer:

Address:

Tax ID Number	Business Phone Number

Print Name and Title of Authorized Officer:

Signature and Title of Authorized Officer	Date (mm/dd/yy)

Exhibit A – General Letter of Recommendation

GENERAL AGENT and SELLING BROKER/DEALER hereby certify to the Company that all the following requirements will be fulfilled in conjunction with the submission by GENERAL AGENT and/or SELLING BROKER/DEALER of licensing/appointment papers for all sub-agents who are applicants for appointment with The Company. GENERAL AGENT and SELLING BROKER/DEALER will, upon request, forward proof of compliance with same to the Company or the Master Agency in a timely manner.

1. We have made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for the Company or the Master Agency, if applicable, and to hold himself or herself out as an agent for the Company or the Master Agency, if applicable, in good faith to the general public. We vouch for each applicant.

2. We have on file a B-300, B-301, or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our FINRA member firm, and each applicant is currently registered as a FINRA registered representative.

The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license, and all the findings of all investigative information are favorable.

Sales Operations and General Agent Agreement

3. We certify that all educational requirements have been met for the specific state each applicant is requesting a license and/or appointment in, and that each such applicant has fulfilled the appropriate examination, education and training requirements.

4. If the applicant is required to submit his or her picture, signature, and securities registration in the state in which the applicant is applying for a license and/or appointment, we certify that those items forwarded to the Company or the Master Agency, if applicable, are those of the applicant and the securities registration is a true copy of the original.

5. We hereby warrant that the applicant is not applying for a license and/or appointment with the Company in order to place insurance chiefly and solely on his or her life or property, lives or property of his or her relatives, or property or liability of his or her associates.

6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by each applicant, to the end that the insurance interest of the public will be properly protected.

7. We will not permit any applicant to transact insurance as an agent until duly licensed and appointed therefor. No applicant has been given a contract or furnished supplies, nor has any applicant been permitted to write, solicit business, or act as an agent in any capacity, and no applicant will be permitted to do so until the certificate of authority or license applied for is received.